                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     INGERSOLL-RAND COMPANY
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]
                      World Headquarters
                      _________________________________
                      Ingersoll-Rand Company
                      Woodcliff Lake, New Jersey 07675-8738

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of Ingersoll-Rand Company will be held on Wednesday, May 3, 2000, at 11:00 a.m., local time, at the Company's executive offices, 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey, for the following purposes:

        1. To elect three directors of the First Class to hold office for three years.

        2. To act upon the reapproval of the Company's Senior Executive Performance Plan.

        3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for 2000.

        4. To transact such other business as may be incident to or properly come before the Annual Meeting or any adjournments thereof.

    The transfer books will not be closed, but only shareholders of record at the close of business on March 6, 2000 are entitled to notice of and to vote at the Annual Meeting.

    A map showing the location of the Company's executive offices, as well as necessary travel information, follows this Notice and Proxy Statement.

    You are requested to vote, date and sign the enclosed proxy and return it in the enclosed envelope at your earliest convenience. Since it is impractical to eliminate duplication, separate proxies are mailed to persons whose names are shown in more than one way on the Company's stock records. Therefore, you may receive more than one proxy. PLEASE VOTE, DATE, SIGN AND RETURN ALL PROXIES RECEIVED.

    Shares held for the account of shareholders participating in the Company's Automatic Dividend Reinvestment and Cash Payment Plan will be voted by such Plan's administrator in the same manner as directed on the enclosed proxy. If a shareholder participating in the Automatic Dividend Reinvestment and Cash Payment Plan does not return a proxy, the shares held for such shareholder's account in such Plan will not be voted.

                                          By Order of the Board of Directors

                                          R.G. Heller
                                          SECRETARY

Dated: March 17, 2000

                             INGERSOLL-RAND COMPANY
                                 P.O. BOX 8738
                        WOODCLIFF LAKE, NEW JERSEY 07675
                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF SHAREHOLDERS

    The enclosed proxy is solicited by the Board of Directors of the Company in connection with the Annual Meeting to be held on May 3, 2000. It and this Proxy Statement are being sent to shareholders beginning on or about March 17, 2000. Proxies in the accompanying form which are properly executed and received by the Secretary prior to the Annual Meeting will be voted. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies personally and by telephone at a cost of $10,000 plus expenses. In addition, certain officers and other employees of the Company, without extra remuneration, may assist in the solicitation. The cost of solicitation will be borne by the Company.

                             REVOCABILITY OF PROXY

    A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised and may do so by written notice to the Secretary of the Company at the address set forth above, effective upon receipt of such written notice, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

                               VOTING SECURITIES

    The record date for the determination of shareholders entitled to vote at the Annual Meeting is the close of business on March 6, 2000. There were outstanding and entitled to vote on such date 162,153,472 shares of Common Stock, each of which is entitled to one vote.

    In voting for the election of directors, shareholders have cumulative voting rights. Accordingly, each shareholder may cumulate such voting power as such shareholder possesses and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of such shareholder's votes, or distribute such shareholder's votes on the same principle among two or more candidates, as such shareholder sees fit. The enclosed proxy grants discretionary authority for the exercise of such cumulative voting rights.

    The affirmative vote of the holders of a plurality of votes cast at the Annual Meeting will be required to elect directors. The affirmative vote of the holders of a majority of the votes cast will be required to act on all other matters to come before the Annual Meeting.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present. The inspectors of election will treat abstentions, as well as shares represented by proxies submitted by brokers who indicate that they do not have authority to vote on a particular matter, as shares that are present for purposes of determining the presence of a quorum, but as unvoted (i.e., not cast) for purposes of determining the approval of the particular matter in question.

                            1. ELECTION OF DIRECTORS

    It is intended that the proxies will be voted for the election of Joseph P. Flannery, Theodore E. Martin and Richard J. Swift as directors of the First Class for a term of three years. If, for reasons not now known, any of said nominees is not a candidate when the Annual Meeting takes place, it is intended that such proxies will be voted for the election of the other nominees named and may be voted for any substitute nominees. The proxies may be voted cumulatively for less than the entire number of nominees if any situation arises which, in the opinion of the proxyholders, makes such action necessary or desirable.

    Information with respect to each nominee and each director whose term of office will continue after the Annual Meeting is as follows:

JOSEPH P. FLANNERY

    Mr. Flannery has been Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc., a holding company, since 1986. He was also a partner in Clayton & Dubilier, an investment firm, from 1988 to 1990. Mr. Flannery served as Chairman, President and Chief Executive Officer of Uniroyal, Inc., a manufacturer of chemicals, tires, engineered products and leisure products, from 1982 to 1986. He is also a director of Arvin Industries, Inc., K Mart Corporation, Newmont Mining Corporation and The Scotts Company. Mr. Flannery, who is 67 years old, became a director of the Company in 1986. He is a candidate for a three-year term. Member of Audit, Compensation and Nominating, and Finance Committees.

PETER C. GODSOE

    Mr. Godsoe has been Chairman of the Board and Chief Executive Officer of The Bank of Nova Scotia since 1995. From 1993 to 1995 he served as Deputy Chairman of the Board, President and Chief Executive Officer of The Bank of Nova Scotia. He is also a director of Empire Company Limited. Mr. Godsoe, who is 61 years old, became a director of the Company in 1998. His current term expires in 2001. Member of Audit and Finance Committees.

HERBERT L. HENKEL

    Mr. Henkel has been President and Chief Executive Officer of the Company since October 1999. From April to October 1999, he served as President and Chief Operating Officer of the Company. From 1987 until March 1999 he held several executive positions with Textron Inc. (a multi-industry company with operations in aircraft, automotive, industrial and finance), including serving as Vice President of Textron responsible for the Textron Industrial Products segment from 1993 to 1998, and as Chief Operating Officer of Textron from July 1998 to March 1999. He is a director of Kollmorgen Corporation and Pitney-Bowes, Inc. Mr. Henkel, who is 51 years old, became a director of the Company in 1999. His current term expires in 2002.

CONSTANCE J. HORNER

    Mrs. Horner has been a Guest Scholar at The Brookings Institution since 1993. From 1993 to 1998 she was also a Commissioner of the United States Commission on Civil Rights. She served at the White House as Assistant to the President and Director of Presidential Personnel from 1991 to 1993, and as Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991. She is also a director of Foster Wheeler Corporation, Pfizer Inc. and The Prudential Insurance Company of America. Mrs. Horner, who is 58 years old, became a director of the Company in 1994. Her current term expires in 2001. Member of Corporate Affairs and Finance Committees.

H. WILLIAM LICHTENBERGER

    Mr. Lichtenberger has been Chairman of Praxair, Inc., an industrial gases company, since 1992 and was also the Chief Executive Officer of Praxair, Inc. from 1992 until March 2000. He previously served as a Vice President of Union Carbide Corporation ("Union Carbide") from 1986 to 1990, and as President and Chief Operating Officer of Union Carbide from 1990 until his resignation in 1992 in connection with the spinoff of Praxair, Inc. from Union Carbide. He is also a director of Arch Chemicals, Inc. Mr. Lichtenberger, who is 64 years old, became a director of the Company in 1995. His current term expires in 2002. Member of Audit, Compensation and Nominating, and Finance Committees.

THEODORE E. MARTIN

    Mr. Martin was President and Chief Executive Officer of Barnes Group, Inc., a manufacturer and distributor of precision springs and custom metal parts, from 1995 until his retirement in 1998. From 1990 until 1995, he held several executive positions with Barnes Group, Inc. and served as a director of that company from 1993 until December 1998. He is also a director of PE Corporation, Nabisco Group Holdings Corporation and Unisys Corporation. Mr. Martin, who is 60 years old, became a director of the Company in 1996. He is a candidate for a three-year term. Member of Corporate Affairs and Finance Committees.

JAMES E. PERRELLA

    Mr. Perrella has been Chairman of the Board of the Company since 1993. Prior to October 1999, he was also Chief Executive Officer of the Company and prior to April 1999, he was also President of the Company. He is also a director of Arvin Industries, Inc., Becton Dickinson and Company, Bombardier Inc., Milacron, Inc. and Rio Algom Limited. Mr. Perrella, who is 64 years old, became a director of the Company in 1992. His current term expires in 2002.

ORIN R. SMITH

    Mr. Smith has been Chairman and Chief Executive Officer of Engelhard Corporation, a provider of specialty chemical products, engineered materials and industrial commodities management services for various industries, since 1995. He previously served as President and Chief Executive Officer and a director of Engelhard Corporation from 1984 to 1995. He is also a director of PE Corporation, The Summit Bancorporation and Vulcan Materials Company. Mr. Smith, who is 64 years old, became a director of the Company in 1995. His current term expires in 2001. Member of Audit, Compensation and Nominating, and Corporate Affairs Committees.

RICHARD J. SWIFT

    Mr. Swift has been Chairman, President and Chief Executive Officer of Foster Wheeler Corporation, a provider of design, engineering, construction, manufacturing, management and environmental services, since 1994. He previously held several executive positions with Foster Wheeler Corporation, including serving as its President and Chief Operating Officer from 1992 to 1994. He is also a director of Public Service Enterprise Group Incorporated. Mr. Swift, who is 55 years old, became a director of the Company in 1995. He is a candidate for a three-year term. Member of Audit and Compensation and Nominating Committees.

TONY L. WHITE

    Mr. White has been Chairman, President and Chief Executive Officer of PE Corporation, a developer, manufacturer and marketer of life science systems and genomic information products used by a variety of industries, since 1995. He previously held numerous positions with Baxter International Inc., including serving as an Executive Vice President from 1993 to 1995. He is also a director of C. R. Bard, Inc. Mr. White, who is 53 years old, became a director of the Company in 1997. His current term expires in 2002. Member of Audit and Corporate Affairs Committees.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of February 29, 2000, the beneficial ownership of the Company's Common Stock by (i) each of the directors and nominees for director of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

                                                           SHARES      DEFERRED
                                                             OF         SHARE
                                                        COMMON STOCK    UNITS
NAME                                                       (A)(B)        (C)
----                                                    ------------   --------
D. W. Devonshire......................................      42,296      19,700
J. P. Flannery........................................       3,750      12,066
P. C. Godsoe..........................................       3,000       2,129
H. L. Henkel..........................................      37,166      39,206
C. J. Horner..........................................       3,066       6,724
B. D. Jellison........................................     167,527      33,440
H. W. Lichtenberger...................................      12,500       7,390
S. T. Martin..........................................      74,849(d)    8,873
T. E. Martin..........................................       5,260       5,852
J. E. Perrella........................................     985,265(e)  197,961
N. J. Pishotti........................................      23,133       7,702
O. R. Smith...........................................      10,500       9,755
R. J. Swift...........................................       9,750       5,382
T. L. White...........................................       5,250       5,593
All directors and executive officers as a group
  (16 persons)........................................   1,568,028(f)  377,152

------------------------

(a) Unless otherwise indicated, all shares are held directly. No director or executive officer of the Company owns as much as 1% of the outstanding Common Stock.

(b) Includes shares held by the trustee under the Company's Leveraged Employee Stock Ownership Plan and Savings and Stock Investment Plan for the benefit of executive officers as follows: D.W. Devonshire, 629 shares; H. L. Henkel, 833 shares; B.D. Jellison, 9,280 shares; S. T. Martin, 5,526 shares; J.E. Perrella, 45,788 shares; N.J. Pishotti, 1,433 shares; and all executive officers as a group, 70,560 shares. Also included are shares which directors and executive officers had the present right to acquire under the Company's Incentive Stock Plans as follows: D. W. Devonshire, 41,667 shares; J.P. Flannery, 2,250 shares; H. L. Henkel, 33,333 shares; C.J. Horner, 2,250 shares; B.D. Jellison, 157,167 shares; H.W. Lichtenberger, 9,000 shares; S.T. Martin, 61,667 shares; T.E. Martin, 4,500 shares; J.E. Perrella, 843,333 shares; N. J. Pishotti, 10,000 shares; O.R. Smith, 9,000 shares; R.J. Swift, 9,000 shares; T.L. White, 4,500 shares; and all directors and executive officers as a group, 1,333,484 shares.

(c) In the case of non-employee directors these amounts represent shares earned and vested under the Director Deferral Plan (referred to below under the caption "Board of Directors and Committees"). In the case of executive officers these amounts represent (i) shares earned and vested under the Company's Executive Deferred Compensation and Stock Bonus Plan (the "Executive Deferral Plan") and (ii) shares in respect of vested stock awards deferred at the election of the executives.

(d) Includes 3,897 shares owned by Mr. Martin's wife and Mr. Martin disclaims beneficial ownership of such shares.

(e) Includes 37,394 shares of Common Stock owned by a family foundation of which Mr. Perrella and his wife are the trustees and Mr. Perrella disclaims beneficial ownership of such shares.

(f) The shares of Common Stock beneficially owned by all directors and executive officers as a group aggregated approximately 1% of the total outstanding Common Stock. This includes an aggregate of 41,291 shares of Common Stock owned by members of the families of such individuals or by family foundations, as to which such directors and executive officers disclaim beneficial ownership.

    The following table sets forth each shareholder which, as of February 29, 2000, is known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company:

NAME AND ADDRESS OF                                           AMOUNT AND NATURE OF   PERCENT OF
BENEFICIAL OWNERSHIP                                          BENEFICIAL OWNERSHIP     CLASS
--------------------                                          --------------------   ----------
Chase Manhattan Corporation.................................       9,459,027(a)          5.83%
270 Park Avenue
New York, New York 10017

FMR Corp....................................................      19,359,084(b)         11.94%
82 Devonshire Street
Boston, Massachusetts 02109

------------------------

(a) These shares are held as trustee under a Master Trust Agreement covering certain Company employee benefit plans for the benefit of participants in such plans.

(b) FMR Corp. has sole investment power as to all except 600 of such shares. In addition, as to 1,386,480, FMR Corp. has sole voting power.

                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held eight meetings during 1999. Each incumbent director attended 75% or more of the total number of meetings of the Board and the Committees of which he or she was a member.

    Directors who are not employees of the Company receive an annual retainer of $30,000 and $1,000 for attendance at each Board or Committee meeting, except that Committee chairs receive $2,000 per Committee meeting. In addition, each non-employee director is annually granted options to purchase 2,250 shares of the Company's Common Stock.

    Under the Company's Directors Deferred Compensation and Stock Award Plan (the "Director Deferral Plan"), each non-employee director is credited annually with units representing 600 shares of the Company's Common Stock, such credit being made to an account maintained for each non-employee director (a "Deferred Compensation Account"). The Director Deferral Plan also permits non-employee directors to defer all or a portion of the retainer and meeting fees to which they are entitled. The Company makes a supplemental contribution equal to 20% of the retainer and meeting fees so deferred and all such amounts are credited to the director's Deferred Compensation Account. Each director is fully vested in amounts credited to the director's Deferred Compensation Account, except that the Company's 20% supplemental contributions in respect of deferred fees are not vested until five years after crediting or, if earlier, the cessation of the director's service on the Board of Directors by reason of death or normal retirement (i.e., age 70 or 15 years of Board service). All distributions under the Director Deferral Plan are made in the form of shares of Company Common Stock equal to the number of units credited to the director's Deferred Compensation Account.

    The Audit Committee held four meetings during 1999. The Committee's functions are to review the annual audited financial statements with management and the independent accountants, to consider and approve, if appropriate, recommendations for major changes to the Company's auditing and accounting practices, to recommend to the Board the public accounting firm to be appointed the Company's independent accountants and to review the performance of such firm, to review the scope of the audit and the findings of the independent accountants, satisfy itself as to the independence of the independent accountants and insure the receipt of their annual independence statement, to make appropriate periodic reports to the Board relating to the Committee's activities and to perform such other activities the Committee deems necessary consistent with its charter, the Company's By-laws and governing law.

    The Compensation and Nominating Committee held four meetings during 1999. The functions of this Committee are to establish the Company's executive compensation policies, to review the compensation of officers and key employees, to recommend or approve changes in compensation within the limits of the Committee's authority, to review and recommend changes in the Company's employee benefit programs and management succession plans, and to recommend to the Board nominees for election as directors and officers and for appointment to the committees of the Board. The Committee also administers and supervises the Company's Incentive Stock Plans and the Management Incentive Unit Plan.

    While the Compensation and Nominating Committee does not actively solicit names of candidates for nomination to the Board, it will review and consider any proposed nominations submitted in writing by the shareholders of the Company. Shareholders may submit such recommendations to the Secretary of the Company.

    The Corporate Affairs Committee held two meetings during 1999. The functions of this Committee are to review the Company's policies on public issues having broad social significance, the implementation of those policies, and the compliance by Company personnel with ethical and legal standards.

    The Finance Committee held four meetings during 1999. The functions of this Committee are to direct the investment policies of all retirement plans of the Company and its subsidiaries (including the Company's Savings and Stock Investment Plan), and to review the Company's annual finance plan, proposed borrowings and securities issuances, and dividend and cash management policies.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE

    The Company's executive compensation program is administered by the Compensation and Nominating Committee of the Board of Directors (the "Compensation Committee"), which is composed of the individuals listed below, each of whom is an independent non-employee director. The Compensation Committee has responsibility for the Company's executive officer compensation program, including the approval of salary increases and annual bonuses, and the granting of stock options, stock awards and Management Incentive Units ("MIUs"), in accordance with the terms of the respective plans governing such grants, to executive officers who are not also directors of the Company. It also has responsibility for making recommendations to the non-employee members of the Board of Directors regarding salary increases, the payment of annual bonuses, and the granting of stock options, stock awards and MIUs to executive officers who also are directors of the Company.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

    The Compensation Committee's executive officer compensation policies are based on the belief that the interests of the Company's executive officers should be aligned with those of the Company's shareholders. The policies relate compensation to both short-term (annual) and long-term financial performance of the Company, as well as to long-term shareholder investment returns. Executive officer compensation policies provide that executive pay be both contingent and variable with company financial and operational performance.

    The objectives which guide policy development are to (a) provide a total compensation package that will attract, motivate and retain as senior management exceptionally talented individuals who are essential for building shareholder value on a long-term basis, (b) establish annual incentives for members of senior management that are directly tied to the overall financial performance of the Company and to their respective individual performances and (c) create long-term incentives to focus executives on managing from the viewpoint of an owner with an equity stake in the business, thereby aligning executive compensation with the returns realized by the Company's shareholders. While many compensation determinations are based upon objective criteria, certain of such determinations include subjective elements.

    The objectives described above are generally accomplished through a mix of compensation components, targeted degrees of competitiveness and direct linkages to Company financial performance. The value of the variable compensation components (annual cash incentive payments plus stock options and stock awards) is directly linked to the financial performance of the Company and to the value of the Company's Common Stock. Thus, alignment of the interests of the shareholders and of the executives is achieved.

    The Compensation Committee periodically reviews and evaluates its executive officer compensation practices against the practices and pay levels of other similar companies. These comparisons are conducted continuously throughout the year through a variety of methods such as direct analysis of peer company proxy statements, compilation of survey data published by several outside consulting firms, and customized compensation surveys performed by outside consulting firms. The companies included in these compensation surveys are not necessarily the same as those comprising the Standard & Poor's Machinery-Diversified Index referred to below under the caption "Performance Graph," although some of the companies comprising such Index are included in the compensation surveys.

    Salary increases normally are granted annually to executive officers by the Compensation Committee based upon individual performance, the Compensation Committee's evaluation of general U.S. industry salary trends derived from surveys and various business publications and the salaries paid for comparable positions in the surveyed corporations referred to above. Weighing of these salary determination factors varies because each salary determination is based upon an individual's particular circumstances.

    Executive officers with direct responsibility for business unit operations may receive annual bonuses under the terms of written performance agreements established early each year. The agreements for 1999 provided that a bonus equal to 35-50% of salary would be payable if their respective group operations met certain pre-established operating income and asset management targets, and an additional 30-45% of salary (to a maximum of 80% of salary) would be payable for substantially exceeding those targets. In addition, a discretionary bonus of up to 20% of salary would be payable based upon subjective criteria applicable to the respective operations managed by these executive officers. The total bonus could be increased by up to 25% based on the Company's achievement of a pre-established earnings per share objective during the particular year.

    Other executive officers, including those responsible for staff functions, may receive annual bonuses based upon both the Company's and their individual performance during each such year. The determination of the amount of any bonus payable to these other executive officers is subjective. In fixing such bonus awards, the Compensation Committee considers not only the Company's earnings per share performance in the particular year compared to the preceding year and to the earnings per share goal established at the start of the particular year, but also the individual's contribution to such performance. In addition, the general economic environment in which the Company operated during such year is taken into account as are the prevailing pay levels for similar positions in similar companies.

    The Company's Senior Executive Performance Plan (the "Performance Plan") limits the bonuses which may be awarded to participants in the Performance Plan, who consist of the chief executive officer plus the four other highest compensated executive officers (as determined under Securities Exchange Act regulations). Bonuses to Performance Plan participants are limited to their respective allocated shares of the Performance Plan's bonus pool for the year in question.

    The Company's executive officer compensation program provides for a substantial component of total executive officer compensation to reflect the returns realized by shareholders and the degree to which future performance targets are met. This equates the long-term interests of the Company's executive officers with those of the Company's shareholders and is accomplished through the following long-term incentive programs:

        (a) Stock options under the Company's Incentive Stock Plans generally have been granted annually at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Currently, options granted to executive officers become exercisable in three equal annual installments beginning one year from the date of grant and expire on the tenth anniversary of the grant.

        (b) Stock awards payable in the Company's Common Stock periodically have been granted under the Company's Incentive Stock Plans to executive officers and other key employees of the Company. Awards to executive officers normally are distributed upon vesting in three annual installments. Under the terms of all awards granted to executive officers since 1997 (other than certain awards to Messrs. Henkel and Devonshire as part of their initial employment arrangements with the Company), distribution of 100% of the shares awarded to executive officers is contingent upon the Company's achievement of predetermined earnings per share objectives. In the event such earnings per share objectives are not met, payouts are made only at the discretion of the members of the Board of Directors who do not participate in the executive compensation program.

        (c) MIUs under the Management Incentive Unit Plan (the "MIU Plan") have been granted to executive officers during the course of their employment with the Company. The number of MIUs granted to a particular individual is based upon the position responsibility of such individual within the Company, such individual's tenure in such position and with the Company, and an evaluation of the potential of such individual for future personal and professional growth. Under the MIU Plan, when cash dividends are paid on the Company's Common Stock, a participant is paid a cash amount equal to one-half of the dividends such participant would have received had the participant owned one share of Common Stock for each MIU granted to the participant. The remaining one-half of each cash dividend is credited to an account for the participant and is converted into so-called Common Stock equivalents (i.e., a unit or units equal to the number of shares of the Company's Common Stock which the cash dividend would have been able to purchase on the open market, based on the then current per share price). Amounts credited as Common Stock equivalents become vested after five years and are payable upon retirement in cash equal to the fair market value of one share of Common Stock for each Common Stock equivalent credited to the participant's account.

        (d) The Executive Deferred Compensation and Stock Bonus Plan (the "Executive Deferral Plan") enables and encourages eligible executives to defer receipt of all or part of their Company annual cash bonus in exchange for Company Common Stock equivalents in an amount equal to 120% of the deferred amount. Vesting of the 20% supplemental amount is generally subject to the completion of five years of employment following the date of deferral. The Executive Deferral Plan is designed to increase stock ownership by executives and, as a condition of participation, executives agree to prescribed stock ownership guidelines which are expressed as multiples of their annual salary based on their roles and job levels. Distributions are in the form of Company Common Stock.

    The number of stock options and stock awards granted are based upon the position responsibility of each recipient and the long-term incentive practices of the surveyed corporations referred to above. These factors are periodically reevaluated by the Compensation Committee. The Compensation Committee seeks to provide total opportunity, comprised of salary, annual incentives and long-term incentives, for executive officers at approximately the 75(th) percentile of the pay levels for equivalent positions as determined through the survey processes discussed above. The Compensation Committee uses these guidelines in making its award grant determinations. New awards of both stock options and stock grants are issued without regard to the options or awards previously granted or still outstanding.

1999 CHIEF EXECUTIVE OFFICER COMPENSATION

    During 1999, Mr. Perrella was awarded stock options in respect of 160,000 shares of the Company's Common Stock, at an exercise price of $49.09 per share, consistent with the guidelines described above (i.e., based upon his position responsibility and long-term incentive practices of the surveyed corporations referred to above).

    In addition, the Compensation Committee recommended that, in accordance with the Performance Plan, the Board approve a bonus to Mr. Perrella in respect of 1999 in an amount equal to 143% of his 1999 year-end salary. This recommendation, as well as the Board's subsequent award of that bonus, was based upon Mr. Perrella's contributions to the Company's 1999 operating results, which, for the sixth consecutive year exceeded the Company's earnings per share goals and produced a 16% increase in net earnings over 1998, establishing a record for the Company.

    In April 1999, Mr. Henkel joined the Company as Chief Operating Officer, before being promoted to Chief Executive Officer in October. Mr. Henkel's starting annual salary was $750,000. As part of his initial compensation package, Mr. Henkel was granted stock options and stock awards as reflected in the tables under the captions "Stock Options" and "Long-Term Incentive Plan Awards" below.

    In connection with his promotion to Chief Executive Officer effective October 1, 1999, Mr. Henkel's annual salary was increased to $850,000. This promotional increase of 13.3% placed his salary at approximately 9.2% below the median salary level for chief executive officers of comparable companies. Upon his promotion to Chief Executive Officer, Mr. Henkel also received an award of 50,000 stock options, on October 1, 1999.

    In addition, the Compensation Committee recommended that the Board approve a bonus to Mr. Henkel in an amount equal to 118% of his 1999 year-end salary. This recommendation, as well as the

Board's subsequent award of that bonus, was based upon Mr. Henkel's contributions to the Company's 1999 operating results.

1999 COMPENSATION OF OTHER NAMED EXECUTIVE OFFICERS

    During 1999, in accordance with the policies stated above, the executive officers named in the Summary Compensation Table, other than Messrs. Perrella and Henkel, were granted salary increases averaging approximately 13.2%. Bonus awards to Messrs. Devonshire, Jellison, Martin and Pishotti were granted pursuant to performance agreements of the type described above. Since the operations or functions for which Messrs. Devonshire, Jellison, Martin and Pishotti were responsible exceeded their respective 1999 operating income, cost improvement and asset management goals and the Company achieved certain pre-established profit objectives, these individuals were awarded bonuses averaging approximately 94.3% of year-end salary. Where applicable, the bonus awards were in accordance with the Performance Plan.

    The named executive officers were also granted stock options in respect of the Company's Common Stock, as indicated in the Summary Compensation Table and under the caption "Stock Options", and stock awards as indicated under the caption "Long-Term Incentive Plan Awards," in each case in accordance with the practices referred to above.

SUMMARY

    The Compensation Committee believes the compensation program for the Company's executive officers is competitive with, and falls approximately at the 75(th) percentile relative to, the compensation programs provided to similarly situated officers in the surveyed corporations. The Compensation Committee believes the bonus payments made to the executive officers named in the Summary Compensation Table below in respect of the year 1999 are appropriate and commensurate with the Company's 1999 financial and strategic performance and their respective individual achievements during the year. Based on information the Compensation Committee has been provided by consultants relative to the compensation practices of surveyed corporations, it believes the stock incentive compensation opportunities provided to these officers, in the form of stock awards and stock options, are also appropriate and are awarded in a manner fully consistent with the Company's strategy of basing a substantial component of total executive officer compensation on the total returns realized by the Company's shareholders.

                                          COMPENSATION AND NOMINATING COMMITTEE

                                          Joseph P. Flannery, Chairman
                                          H. William Lichtenberger
                                          Orin R. Smith
                                          Richard J. Swift

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the years ended December 31, 1997, 1998 and 1999, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the individuals named below:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                           ------------------------------------------
                                           ANNUAL COMPENSATION                        AWARDS                PAYOUTS
                                  --------------------------------------   -----------------------------   ----------
                                                                                             SECURITIES
                                                            OTHER ANNUAL    RESTRICTED       UNDERLYING       LTIP
 NAME AND PRINCIPAL                SALARY       BONUS       COMPENSATION   STOCK AWARDS     OPTIONS/SARS    PAYOUTS
      POSITION           YEAR        ($)         ($)           ($)(A)         ($)(B)           (#)(C)        ($)(D)
---------------------  --------   ---------   ---------     ------------   ------------     ------------   ----------
J.E Perrella.........    1999     1,050,000   1,500,000(g)          --         386,803(g)      160,000      1,112,344(h)
  Chairman of the        1998       958,333   1,500,000(g)          --         220,104(g)      160,000        286,031(h)
  Board (f)              1997       840,000   1,282,000(g)          --         187,508(g)      135,000        405,000(h)

H.L. Henkel..........    1999       581,731   1,000,000(g)     177,334       3,651,744(g)      350,000             --
  President & Chief
  Executive
  Officer (i)

D.W. Devonshire......    1999       485,000     430,000         10,822              --          35,000        266,963(h)
  Executive Vice         1998       438,462     390,000         28,696         298,500          90,000             --
  President & Chief
  Financial
  Officer (j)

B.D. Jellison........    1999       355,000     368,177             --          12,554          65,000        266,963(h)
  Executive Vice         1998       294,417     239,500             --          11,714          50,000         81,065(h)
  President              1997       228,833     291,250(g)          --          36,246(g)       45,000         77,746(h)

S.T. Martin..........    1999       355,000     325,000             --          11,444          65,000        266,963
  Executive Vice         1998       295,833     292,820(g)          --          27,644(g)       50,000         49,755(h)
  President              1997       241,667     240,920(g)          --          22,747(g)       37,500        105,789

N.J. Pishotti........    1999       298,333     296,663             --           1,869          30,000        222,469
  Vice President         1998       277,750     255,500             --              --          30,000         58,125
                         1997       249,250     260,905(g)       4,684           5,307(g)       27,000         89,500


                        ALL OTHER
 NAME AND PRINCIPAL    COMPENSATION
      POSITION            ($)(E)
---------------------  ------------
J.E Perrella.........     161,100
  Chairman of the         157,017
  Board (f)               117,360
H.L. Henkel..........     251,854
  President & Chief
  Executive
  Officer (i)
D.W. Devonshire......      55,064
  Executive Vice          482,735
  President & Chief
  Financial
  Officer (j)
B.D. Jellison........      37,789
  Executive Vice           40,083
  President                27,436
S.T. Martin..........      36,055
  Executive Vice           34,002
  President                25,461
N.J. Pishotti........      28,873
  Vice President           30,546
                           38,630

------------------------

(a) These amounts represent that portion of relocation benefit payments which compensated the named executive officers for the income taxes payable in respect of relocation compensation. The relocation benefit amounts are reflected in the column headed "All Other Compensation."

(b) The amounts reflected as Restricted Stock Awards are composed of the following: (i) the portion of stock awards granted to Mr. Devonshire in 1998 and Mr. Henkel in 1999 to be issued subject to their continued employment with the Company, (ii) the crediting of Common Stock equivalents to the accounts of the named executives under the MIU Plan, (iii) amounts credited under the Executive Deferral Plan equal to 20% of the cash bonuses deferred by the named executives, and (iv) the crediting of additional Common Stock equivalents to accounts of the named executives under the Executive Deferral Plan arising from the reinvestment of dividend equivalents under that plan.

    The aggregate number and fair market value as of December 31, 1999 of all the Common Stock equivalents credited to the accounts of the named executives under the MIU Plan and the number of shares issuable contingent upon the continued employment of the named executives are as follows:

                                                                     FAIR MARKET
NAME                                                      # SHARES    VALUE ($)
----                                                      --------   -----------
J.E. Perrella...........................................   30,105     1,657,657
H.L. Henkel.............................................   63,300     3,485,456
D.W. Devonshire.........................................       --            --
B.D. Jellison...........................................    4,494       247,451
S.T. Martin.............................................    4,007       220,635
N.J. Pishotti...........................................      490        26,981

(c) Where applicable, share amounts are adjusted to reflect the three-for-two stock split paid in the form of a 50% stock distribution on September 2, 1997.

(d) The amounts reflected in this column represent the value of the performance portion of stock awards distributed to the named executives. The shares subject to the performance portion of the stock awards are distributable if the Company achieves established earnings per share goals. Distribution of 50% of shares subject to awards to executive officers prior to 1998 were contingent on Company performance. Distributions of 100% of shares subject to awards granted beginning in 1998 are contingent on Company performance (other than the 8,000 shares awarded to Mr. Devonshire and 66,300 shares awarded to Mr. Henkel, in each case in connection with their employment by the Company).

(e) The amounts reflected in this column represent (i) Company contributions for the account of the named executive officers under the Company's Savings and Stock Investment Plan (the "SSIP") (which includes contributions under the Company's Leveraged Employee Stock Ownership Plan (the "LESOP")), as well as amounts credited to the accounts of such executive officers under the related supplemental plan, which provide benefits which would have been provided under the applicable tax-qualified plans but for Internal Revenue Code restrictions on such benefits, (ii) dividend equivalents paid to the named executive officers in respect of the performance portion of stock awards (see footnote (d) above), (iii) relocation benefits paid to the named executive officers, and (iv) a special bonus award paid in 1998 to Mr. Devonshire in connection with the commencement of his employment with the Company. For 1999 such amounts were as follows:

                                          SAVINGS PLAN
                                           (INCLUDING
                                          SUPPLEMENTAL
                                         PLAN AND LESOP        DIVIDEND        RELOCATION
NAME                                   CONTRIBUTIONS) ($)   EQUIVALENTS ($)   BENEFITS ($)
----                                   ------------------   ---------------   ------------
J.E. Perrella........................        127,500             33,600               --
H.L. Henkel..........................         17,452             21,070          213,332
D.W. Devonshire......................         35,000              8,064           12,000
B.D. Jellison........................         29,725              8,064               --
S.T. Martin..........................         27,991              8,064               --
N.J. Pishotti........................         22,153              6,720               --

(f) Mr. Perrella was also President of the Company until April 1999, and Chief Executive Officer until October 1999.

(g) Pursuant to the Executive Deferral Plan, annual cash bonuses have been deferred in exchange for Company Common Stock equivalents equal to 120% of the deferred amounts. Common Stock equivalents representing deferred cash bonuses are included in the "Bonus" column, while the 20% additional amounts are included in the column captioned "Restricted Stock Awards". The deferred cash bonus amounts for the executive officers named above who elected deferrals were as follows:

NAME                                            1997       1998        1999
----                                          --------   --------   ----------
J.E. Perrella...............................  $769,200   $750,000   $1,500,000
H.L. Henkel.................................        --         --    1,000,000
D.W. Devonshire.............................        --         --           --
B.D. Jellison...............................   150,000         --           --
S.T. Martin.................................    72,087     87,846           --
N.J. Pishotti...............................    26,090     51,100           --

(h) Receipt of these amounts has been deferred at the election of the executives.

(i) Mr. Henkel joined the Company in April 1999 as Chief Operating Officer, and was elected Chief Executive Officer effective October 1999.

(j) Mr. Devonshire joined the Company in January 1998 as Senior Vice President and Chief Financial Officer, and was elected an Executive Vice President, effective January 1, 2000.

STOCK OPTIONS

    The following tables contain information for the year 1999 concerning the grants to, and exercises by, the executive officers named above, of stock options under the Company's Incentive Stock Plans and the value of such options held by such executive officers as of December 31, 1999:

                           OPTION/SAR GRANTS IN 1999

                               NUMBER OF
                               SECURITIES
                               UNDERLYING          % OF TOTAL
                              OPTIONS/SARS        OPTIONS/SARS          EXERCISE OR                  GRANT DATE
                                GRANTED      GRANTED TO EMPLOYEES IN        BASE        EXPIRATION     VALUE
NAME                             (#)(A)               1999             PRICE ($)/(SH)      DATE        ($)(B)
----                          ------------   -----------------------   --------------   ----------   ----------
J.E. Perrella...............     160,000              5.38                 49.09           2/2/09    2,131,744
H.L. Henkel.................     200,000              6.73                 51.09          3/11/09    3,119,000
                                 100,000              3.36                 51.09          3/11/09    1,423,500
                                  50,000              1.68                 53.63          9/30/09      864,855
D.W. Devonshire.............      35,000              1.18                 49.09           2/2/09      466,319
B.D. Jellison...............      65,000              2.19                 49.09           2/2/09      866,021
S.T. Martin.................      65,000              2.19                 49.09           2/2/09      866,021
N.J. Pishotti...............      30,000              1.01                 49.09           2/2/09      399,702

------------------------

(a) All options became exercisable in three equal annual installments beginning on the first anniversary of the date of grant, except that options in respect of 200,000 shares awarded to Mr. Henkel become exercisable on January 1, 2004.

(b) Grant date value is based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values were determined based in part upon the following assumptions:

                                                     FEBRUARY 3, 1999   MARCH 12, 1999   OCTOBER 1, 1999
                                                     ----------------   --------------   ---------------
Expected volatility................................        0.2919             0.2921          0.3378
Risk-free rate of return...........................           4.8%              5.16%*          6.01%
Dividend yield.....................................           1.3%              1.25%           1.19%
Time of exercise (expected)........................       4 years          4.8 years*        4 years

* Information in the table relates to the 200,000 share option grant to Mr. Henkel. As to the 100,000 share option grant to Mr. Henkel, the risk-free rate of return assumption is 5.14% and the assumed time of exercise is four years.

 AGGREGATED OPTION/SAR EXERCISES IN 1999 AND DECEMBER 31, 1999 OPTION/SAR VALUE

                                NUMBER OF                                                       VALUE OF UNEXERCISED
                                 SHARES                           NUMBER OF UNEXERCISED             IN-THE-MONEY
                               UNDERLYING                            OPTIONS/SARS AT               OPTIONS/SARS AT
                                OPTIONS/                               12/31/99(#)                  12/31/99 ($)
                                  SARS        VALUE REALIZED   ---------------------------   ---------------------------
NAME                          EXERCISED (#)        ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -------------   --------------   -----------   -------------   -----------   -------------
J.E. Perrella...............     90,000         4,439,997        790,000        160,000      20,290,626        954,992
H.L. Henkel.................         --                --             --        350,000              --      1,262,515
D.W. Devonshire.............     30,000           869,061             --         95,000              --        840,777
B.D. Jellison...............     57,000         2,599,750        135,500         65,000       2,775,281        387,966
S.T. Martin.................     22,500           541,291         40,000         65,000         510,000        387,966
N.J. Pishotti...............     57,000         1,274,624             --         30,000              --        179,061

LONG-TERM INCENTIVE PLAN AWARDS

    As described above in the Report of the Compensation and Nominating Committee, the Company, as part of its executive officer compensation program, has awarded shares of Company Common Stock under the Company's Incentive Stock Plans to executive officers and other key employees. Distributions are contingent upon the Company's earnings per share performance during the payout period. The following table reflects the stock awards granted during 1999 to the executive officers named above:

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1999

                                                     PERFORMANCE
                                                       OR OTHER          ESTIMATED FUTURE PAYOUTS UNDER
                                     NUMBER OF       PERIOD UNTIL         NON-STOCK PRICE BASED PLANS
                                  SHARES, UNITS OR    MATURATION    ----------------------------------------
                                    OTHER RIGHTS      OR PAYOUT     THRESHOLD (#)   TARGET (#)   MAXIMUM (#)
                                  ----------------   ------------   -------------   ----------   -----------
J.E.Perrella....................           --                 --             --           --            --
H.L. Henkel.....................       43,000                 (a)            --       43,000            --
D.W. Devonshire.................           --                 --             --           --            --
B.D. Jellison...................           --                 --             --           --            --
S.T. Martin.....................           --                 --             --           --            --
N.J. Pishotti...................           --                 --             --           --            --

------------------------

(a) The shares subject to these stock awards are issuable in 2000-2001 based upon the earnings per share performance of the Company during 1999-2000.

RETIREMENT PLANS

    The Company and its subsidiaries maintain a number of defined benefit pension plans for their officers and other employees. The pension plans provide for fixed benefits in the event of retirement at a specified age and after a specified number of years of service. All of the executive officers of the Company named above are eligible to participate in the Company's Pension Plan Number One (the "Pension Plan") and the Elected Officers Supplemental Program. The following table illustrates approximate annual pensions for retirements in 2000 under the Pension Plan and under the Elected Officers Supplemental

Program computed as a straight life annuity, before the reductions specified in footnote (a) below and based on the indicated assumptions:

    APPROXIMATE ANNUAL PENSION UPON RETIREMENT AT AGE 65 BEFORE OFFSETS (A)

FINAL AVERAGE                     15 YEARS OF   20 YEARS OF   25 YEARS OF   30 YEARS OF   35 YEARS OF   40 YEARS OF
COMPENSATION                        SERVICE       SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
-------------                     -----------   -----------   -----------   -----------   -----------   -----------
$500,000........................   $142,500      $190,000      $237,500     $  285,000    $  332,500    $  332,500
700,000.........................    199,500       266,000       332,500        399,000       465,500       465,500
900,000.........................    256,500       342,000       427,500        513,000       598,500       598,500
1,100,000.......................    313,500       418,000       522,500        627,000       731,500       731,500
1,300,000.......................    370,500       494,000       617,500        741,000       864,500       864,500
1,500,000.......................    427,500       570,000       712,500        855,000       997,500       997,500
1,700,000.......................    484,500       646,000       807,500        969,000     1,130,500     1,130,500
1,900,000.......................    541,500       722,000       902,500      1,083,000     1,263,500     1,263,500
For each additional $100,000....     28,500        38,000        47,500         57,000        66,500        66,500

------------------------

(a) Benefits payable to participants in the Pension Plan and the Elected Officers Supplemental Plan are reduced by a portion of the Social Security benefits to which such participants are entitled.

    The credited years of service at December 31, 1999 for the individuals named above are as follows: Mr. Perrella, 38 years; Mr. Henkel, 12 years;
Mr. Jellison, 25 years; Mr. Martin, 38 years; Mr. Devonshire, 2 years; and
Mr. Pishotti, 5 years. Mr. Henkel's credited years of service exceed his actual service pursuant to the provisions of his employment arrangements. The covered compensation as of December 31, 1999 for each of such individuals under the Elected Officers Supplemental Program is as follows: Mr. Perrella, $2,299,000; Mr. Henkel, $1,850,000; Mr. Jellison, $608,138; Mr. Martin, $604,953;
Mr. Devonshire, $858,833; and Mr. Pishotti, $533,676.

OTHER POST-EMPLOYMENT ARRANGEMENTS

    The Company has entered into an arrangement with all of the executive officers named above whereby the Company is obligated to pay certain annual benefits for a ten-year period commencing upon normal retirement, so long as their employment with the Company is not terminated by the Company for cause (as defined), so long as they meet certain noncompetition obligations and, in certain cases, so long as they retire from the Company at normal retirement age. In the event of death, the benefits are payable to the individual's estate to the extent not already paid. The annual benefits payable to each of such individuals are as follows: Mr. Perrella, $125,000; Mr. Henkel, $125,000;
Mr. Devonshire, $65,000.; Mr. Jellison, $65,000; Mr. Martin, $65,000; and
Mr. Pishotti, $45,000. Under this arrangement, the Company is a beneficiary of life insurance policies on such executives and, based on actuarial assumptions, the life insurance proceeds receivable by the Company will defray the costs associated with this program.

    The Company has also adopted a program which provides the executive officers named above with life insurance coverage ranging from one times annual earnings (as defined) to two times annual earnings (increased in certain instances to account for income tax obligations payable in respect of such supplemental coverage).

    In 1997, Mr. Perrella waived his right to receive approximately $567,000 of distributions under the Elected Officers Supplemental Program. In connection with this waiver, the Company entered into an arrangement under which it purchased a life insurance policy on the life of Mr. Perrella, the proceeds of which are payable to designees of Mr. Perrella. The cost of the life insurance policy will not exceed the cost the Company would have incurred with respect to the distributions waived by Mr. Perrella.

    The Company has also entered into an agreement with Mr. Henkel providing him with severance benefits if he is terminated without cause. The benefit amount payable to Mr. Henkel will equal twice his annual salary plus his last bonus plus distribution of 63,300 shares of Company stock under the provisions of a stock award granted to Mr. Henkel.

CHANGE IN CONTROL ARRANGEMENTS

    The Company has entered into agreements with each of the executive officers named above which provide that if the employment of a particular executive officer is terminated (by the Company or, under certain circumstances, by the executive officer) within five years following a change in control of the Company (as defined in such agreements), the executive will receive a lump sum severance payment from the Company equal to three times the sum of (a) the executive's highest annual salary from the date of the change in control to the date of termination plus (b) the highest bonus awarded to the executive during the period beginning five years prior to the change in control and ending on the date of termination. In addition, the executive will receive an amount approximating the Company's contribution which would have been made for such executive's account under the SSIP (including the related supplemental plan) during the three years following termination of employment and will be entitled during such three-year period to continue to participate in the Company's welfare employee benefit programs. For purposes of calculating the executive's retirement benefits, five years will be added to both the executive's age and service with the Company. The agreements further provide that if the payments described above constitute "excess parachute payments" under applicable provisions of the Internal Revenue Code and related regulations, the Company will pay the executive an additional amount sufficient to place the executive in the same after-tax financial position the executive would have been in if the executive had not incurred the excise tax imposed under Section 4999 of the Internal Revenue Code in respect of excess parachute payments.

PERFORMANCE GRAPH

    The following graph compares for the five years ended December 31, 1999, the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Stock Index and with the cumulative total return on the Standard & Poor's Machinery-Diversified Index. The graph assumes that $100 was invested on December 31, 1994 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the
Standard & Poor's Machinery-Diversified Index and assumes the reinvestment of dividends.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                            TOTAL SHAREHOLDER RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS  INGERSOLL-RAND  S&P 500  S&P MACHINERY (DIV.)
1994                100      100                   100
1995                114      137                   123
1996                147      168                   154
1997                203      224                   196
1998                240      287                   150
1999                283      347                   173

TRANSACTIONS WITH MANAGEMENT

    Since January 1, 1999, the Company and its subsidiaries have engaged in transactions in the ordinary course of business with, or have used products or services of, a number of organizations in which the Company's directors have interests. The amounts involved have in no case been material in relation to the business of the Company and its subsidiaries and the Company believes that they have not been material in relation to the businesses of such other organizations or to the individual directors concerned. It is expected that the Company and its subsidiaries may continue to engage in similar transactions with such organizations in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, for the year 1999 all Section 16(a) filing requirements were complied with.

               2. REAPPROVAL OF SENIOR EXECUTIVE PERFORMANCE PLAN

    The Senior Executive Performance Plan (the "Performance Plan") was adopted in 1995 and approved by shareholders in 1995 in accordance with
Section 162(m)("Section 162(m)") of the Internal Revenue Code. Section 162(m) limits corporate federal income tax deductions allowed for compensation of the executive officers of the Company listed in the Summary Compensation Table, unless certain requirements are met.

    Among the requirements is that the Performance Plan be disclosed to and approved by a majority of shareholders at least every five years. Accordingly, the following discussion sets forth the material terms of the Performance Plan under which the Company has paid and proposes to pay performance-based annual incentive awards to the named executive officers. The discussion is qualified in its entirety by reference to the complete text of the Plan document as set forth in Appendix A.

    If the Plan is not reapproved by the shareholders, payments that would have been made pursuant to the Performance Plan will not be made. The Compensation Committee may consider other terms for incentive compensation awards whether or not they qualify for deduction under Section 162(m).

                      DESCRIPTION OF THE PERFORMANCE PLAN

ELIGIBILITY AND DETERMINATION OF PERFORMANCE PLAN AWARDS

    The Performance Plan participants include only the most senior executive officers of the Company, those whose compensation is identified in the proxy statement compensation tables and who are in office at the end of a fiscal year (the "Executive Officers"). This group is currently six individuals.

    The Performance Plan sets a minimum performance goal of net income (as defined in the Performance Plan) equal to a 6% return on equity (as defined in the Performance Plan) before an award can be paid to any Executive Officer under the Performance Plan. If that performance level is achieved in a fiscal year, then up to 6% of net income in excess of the minimum performance goal is available as a bonus pool to the Executive Officers. Unpaid bonus pool funds may be carried over to subsequent years, provided that at no time shall such carryover amount exceed an aggregate of $2,000,000.

    The share of such bonus pool available to individual Executive Officers is established early in each year. It is also recognized, however, that there is a need to evaluate executive performance on additional pre-established performance factors, including Company performance by such measures as earnings per share, the achievement of measurable individual performance objectives established by the Compensation Committee in advance, and competitive pay practices. Negative discretion may be used to reduce the potential maximum award. Net income is defined in the Performance Plan as "the Company's consolidated net earnings as reported in the Company's financial statements included in its annual report to shareholders, before the after-tax effect of
(a) losses resulting from discontinued operations, (b) extraordinary gains or losses (as defined by generally accepted accounting principles), (c) the cumulative effect of changes in accounting principles, and (d) any other unusual, non-recurring items of gain or loss which are separately identified and quantified in the Company's reported financial statements."

    The amount of any awards that may be payable to the Executive Officers under the Performance Plan in future years cannot currently be determined. The amounts awarded under the Performance Plan in respect of 1999 performance are shown in the Summary Compensation Table.

ADMINISTRATION OF THE PLAN

    The Performance Plan is administered by the Compensation Committee, the members of which are elected annually by the Board of Directors. The Compensation Committee is required to have at least three members, each of which shall qualify as an "outside director" under Section 162(m) and the regulations promulgated thereunder. The Compensation Committee has the power to exercise all of the authority of the Company under the Performance Plan except that all determinations in respect of awards to an Executive Officer who is also a member of the Board of Directors are made, based upon the recommendation of the Compensation Committee, by a committee consisting of all members of the Board of Directors who qualify as "outside directors."

FORM OF PERFORMANCE PLAN AWARD

    Performance Plan awards may be made in the form of cash, deferred cash, or any combination of such forms. Awards shall have such terms, including the procedure for election of deferral, the length of the deferral period and the interest to be credited during such deferral period, as the Compensation Committee determines.

AMENDMENT AND TERMINATION

    The Board of Directors of the Company has the power to amend, suspend or terminate the Performance Plan at any time. It is intended, however, that no proposed amendment which, under Section 162(m) or the rules promulgated thereunder, requires shareholder approval in order to preserve the tax deductibility of payments under the Performance Plan will be adopted without obtaining such shareholder approval.

INCOME TAX CONSEQUENCES

    Under current law, Performance Plan awards will be included for federal income tax purposes in the recipient's income as taxable compensation in the year paid, and the Company will receive a federal income tax deduction at the same time and for the same amount.

VOTE REQUIRED

    The affirmative vote of a majority of the votes cast by the shareholders present, in personal or by proxy, and entitled to vote at the Annual Meeting is required for the reapproval of the Performance Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL AND YOUR PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

           3. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the Company and its subsidiaries to examine the consolidated financial statements of the Company for the fiscal year ending December 31, 2000. The appointment of PricewaterhouseCoopers LLP is subject to ratification by the shareholders and a resolution for such ratification will be offered at the Annual Meeting. PricewaterhouseCoopers LLP has been acting as independent accountants for the Company and its subsidiaries for many years and, both by virtue of its long familiarity with the Company's affairs and its ability, is considered best qualified to perform this important function.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL AND YOUR PROXY WILL BE SO VOTED UNLESS OTHERWISE SPECIFIED.

                                 OTHER MATTERS

    The Annual Meeting is called for the purposes set forth in the notice thereof. The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than those specifically referred to in the proxy and this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders to vote on such matters in accordance with their judgment.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

    Any proposal by a shareholder intended to be presented at the 2001 Annual Meeting of Shareholders of the Company must be received at the Company's principal executive offices at 200 Chestnut Ridge Road (P.O. Box 8738), Woodcliff Lake, New Jersey 07675, Attn: Secretary, no later than November 17, 2000, for inclusion in the proxy materials relating to that meeting.

    The Company's By-laws, as amended, set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with annual meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders' meeting. All such nominations must be made following written notice to the Secretary of the Company accompanied by certain background and other information specified in the By-laws. In connection with any annual meeting, written notice of a shareholder's intention to make such nominations must be given to the Secretary not later than the date which is 90 days in advance of the anniversary of the immediately preceding annual meeting or, if the date of the annual meeting occurs more than 30 days before, or 60 days after, the anniversary of such immediately preceding annual meeting, not later than the seventh day after the date on which notice of such annual meeting is given.

    In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Secretary of the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

                         ANNUAL REPORT TO SHAREHOLDERS

    The Annual Report to Shareholders for the year ended December 31, 1999 is enclosed with this Proxy Statement. For shareholders who are employees, the Annual Report has been distributed at the Company's facilities.

    Dated: March 17, 2000

                                                                      APPENDIX A

                             INGERSOLL-RAND COMPANY

                       SENIOR EXECUTIVE PERFORMANCE PLAN

    This is the Senior Executive Performance Plan (the "Plan") of Ingersoll-Rand Company (the "Company"), for the payment of incentive compensation to designated employees.

    SECTION 1. DEFINITIONS:

    As used in the Plan, the following terms have the following meanings:

    BOARD:  The Board of Directors of the Company.

    CODE:  The Internal Revenue Code of 1986, as amended.

    COMMITTEE: The Compensation and Nominating Committee of the Board; PROVIDED, HOWEVER, that, notwithstanding any provision of the Plan to the contrary, with respect to a participant who is a member of the Board the term Committee shall mean all of the Outside Directors on the Board, all of whose actions hereunder shall be based upon recommendations of the Compensation and Nominating Committee of the Board.

    EXCHANGE ACT:  The Securities Exchange Act of 1934, as amended.

    NET INCOME: The Company's consolidated net earnings as reported in the Company's financial statements included in its annual report to shareholders, before the after-tax effect of (a) losses resulting from discontinued operations, (b) extraordinary gains or losses (as defined by generally accepted accounting principles), (c) the cumulative effect of changes in accounting principles, and (d) any other unusual, nonrecurring items of gain or loss which are separately identified and quantified in the Company's reported financial statements.

    OUTSIDE DIRECTORS: The meaning ascribed to such term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

    RETURN ON EQUITY: Net Income divided by the Company's quarterly average common shareholders' equity for the fiscal year.

    SECTION 2. OBJECTIVES:

    The objectives of the Plan are to:

        (a) recognize and reward on an annual basis the Company's senior executive officers for their contributions to the overall profitability of the Company; and

        (b) qualify compensation under the Plan as "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

    SECTION 3. ADMINISTRATION: The Plan will be administered by the Committee. The Committee shall contain at least three Outside Directors. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

    SECTION 4. PARTICIPATION: Participation in the Plan in any fiscal year will be limited to individuals who on the last day of the Company's previous fiscal year are (a) the chief executive officer of the Company (or person acting in such capacity), or (b) among the four highest compensated officers (other than the chief executive officer), each as determined pursuant to the executive compensation disclosure rules under the Exchange Act.

    SECTION 5. DETERMINATION OF PERFORMANCE BONUS POOL: The total amount of performance bonuses available for payout for any fiscal year shall be 6% of Net Income that exceeds 6% of Return on Equity (the "Performance Bonus Pool"). In the event that all of the Performance Bonus Pool applicable to any fiscal year is not paid (or deferred under Section 7 (b)), the unused portion shall be carried over for allocation in any subsequent fiscal year, provided that the maximum aggregate carryover at any time shall not exceed $2,000,000.

    SECTION 6. DETERMINATION OF PARTICIPANTS' SHARES OF THE PERFORMANCE BONUS
     POOL:

        (a) The Committee shall have sole discretion to determine the share of the Performance Bonus Pool available to each participant. In no event shall any participant's share of the Performance Bonus Pool exceed 30% and all participants' shares, in the aggregate, shall not exceed 100% of the Performance Bonus Pool.

        (b) The share of the Performance Bonus Pool available to each participant shall be specified by the Committee no later than 90 days after the commencement of the fiscal year for which the share is awarded and may be determined by position or name and may be prorated for a partial year of service.

        (c) Final payouts are subject to the approval of the Committee and shall occur as provided in Section 7 hereof. The Committee shall have the right to reduce or cancel any payout that would otherwise be due to a participant if, in its sole discretion, the Committee deems such action warranted based on other circumstances relating to the performance of the Company or the participant.

    SECTION 7. TIME AND FORM OF PAYMENT:

        (a) Except as provided in paragraph (b) of this Section 7, awards will be paid in cash as soon as practicable following the public announcement by the Company of its financial results for the fiscal year and written certification from the Committee that the goals described in Section 5 hereof have been attained.

        (b) A participant in the Plan may elect to defer payment of all or any portion of a performance bonus award pursuant to the terms and conditions of any deferral program adopted by the Committee. Such deferral program may provide for a reasonable rate of interest or a return based on one or more predetermined actual investments (whether or not the assets associated with the amount originally deferred are actually invested in them).

    SECTION 8. TERMINATION OF EMPLOYMENT: In the event of a participant's termination of employment for any reason during a fiscal year, the Committee, in its discretion, may provide that the participant (or his or her beneficiary) receive, after the end of the fiscal year, all or any portion of the performance bonus to which the participant would otherwise have been entitled.

    SECTION 9. MISCELLANEOUS:

        (a) AMENDMENT AND TERMINATION OF THE PLAN. The Committee with the approval of the Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a performance bonus for a fiscal year already ended.

        (b) NO ASSIGNMENT. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the Plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

        (c) NO RIGHTS TO EMPLOYMENT. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its affiliates or associated corporations or affect the right of any such employer to dismiss any employee.

        (d) BENEFICIARY DESIGNATION. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of the participant's death.

        (e) PLAN UNFUNDED. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company, nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

        (f) APPLICABLE LAW. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

DIRECTIONS TO WOODCLIFF LAKE

FROM J.F. KENNEDY AIRPORT - Take the Van Wyck Expressway North to the Grand Central Parkway West to Triboro Bridge. Cross Triboro Bridge and take the Major Degan Expressway North to the George Washington Bridge. Cross the George Washington Bridge and take Interstate Route 80 West to Garden State Parkway North to Exit 171.

Leave the Garden State Parkway at Exit 171, turn left at Glen Road, cross under the Garden State Parkway and turn left on Chestnut Ridge Road south approximately 3/4 of a mile to Ingersoll-Rand.

FROM LAGUARDIA - Take the Grand Central Parkway West and follow the same route as described above from J.F. Kennedy Airport.

FROM NEWARK - Take the New Jersey Turnpike North to Interstate Route 80 West and follow the same route as described above from J.F. Kennedy Airport.

FROM MANHATTAN - Take the West Side Highway North to the Henry Hudson Parkway to the George Washington Bridge. Then follow the same route as described above from J.F. Kennedy Airport.

FROM THE NEW YORK THRUWAY - Follow signs leading to the Garden State Parkway. The first exit southbound on the Garden

State Parkway connection is Schoolhouse Road. Turn left off the ramp on Schoolhouse Road and travel one mile to Summit Avenue. Turn right on Summit Avenue and proceed approximately one mile to Chestnut Ridge Road. Turn left on Chestnut Ridge Road and continue south approximately two miles to Ingersoll-Rand.

                       ---------------------------------

                                     [LOGO]

[LOGO]

                             INGERSOLL-RAND COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING OF SHAREHOLDERS MAY 3, 2000

    The undersigned hereby appoints HERBERT L. HENKEL, DAVID W. DEVONSHIRE and PATRICIA NACHTIGAL or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of stock of Ingersoll-Rand Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company's executive offices, 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey, on Wednesday, May 3, 2000, at 11:00 A.M., or at any adjournments thereof, with all the powers the undersigned would possess, including cumulative voting rights, if then and there personally present, upon the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated March 17, 2000, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

    The nominees for election as directors are J.P. Flannery, T.E. Martin and R.J. Swift.

   PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING
                                   ENVELOPE.

(INSTRUCTION: To withhold authority to vote for any individual nominee, enter the nominee's name on the line below).

   1.      ELECTION OF DIRECTORS
           The Board Recommends a Vote FOR All Nominees                      FOR / /
           Listed on the Reverse Side Hereof                              All Nominees
                                                            (except as marked to the contrary below)

   1.
                    WITHHOLD AUTHORITY / /
                         All Nominees

(INSTRUCTION: to withhold authority to vote for an individual nominee, enter the nominee's name on the line below).

--------------------------------------------------------------------------------

2. REAPPROVAL OF THE COMPANY'S SENIOR EXECUTIVE PERFORMANCE PLAN.

   The Board Recommends a Vote FOR Reapproval.

 FOR / /  AGAINST / / ABSTAIN / /

3. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

   The Board Recommends a Vote FOR the Appointment

 FOR / /  AGAINST / / ABSTAIN / /

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

    If no contrary specifications are made above, this proxy will be voted FOR Items 1, 2 and 3.

                                             Date _______________________ , 2000

                                             Signature _________________________

                                             Signature _________________________

                                             Please sign exactly as name(s)
                                             appear on this proxy. Executors,
                                             administrators, trustees, etc.
                                             should give full title.